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                                                                    EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                               PARK `N VIEW, INC.

         (Pursuant to Section 242 of the General Corporation Law of the State of Delaware) It is hereby certified that:

         1. The name of the corporation is Park `N View, Inc. (the "Corporation") The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on September 8, 1995.

         2. The Board of Directors of the Corporation duly adopted a resolution proposing and declaring it advisable that Section 1 of Article FOURTH of the Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

                  "Section 1. Authorized Capitalization. The aggregate number of shares of stock which the Corporation shall have authority to issue is nine million (9,000,000), of which seven million (7,000,000) shares shall be common stock par value $.001 per share ("Common Stock"), and two million (2,000,000) shares shall be preferred stock, par value $.01 per share ("Preferred Stock")."

         3. This amendment to the Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.

         4. This amendment to the Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of State of the State of Delaware.


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         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name by its President and attested to by its Secretary this 12th day of November, 1996 and the statements contained herein are affirmed as true under penalties of perjury.

                                             PARK `N VIEW, INC.

                                             By /s/ Ian Williams
                                                -----------------------
                                                Ian Williams, President

ATTEST:

By:  /s/ Anthony Allen
     ------------------------
     Anthony Allen, Secretary